Exhibit 99.1

Warwick Valley Telephone Company Reports Financial Results for the Twelve Months Ended December 31, 2006
(WARWICK, NY, April 3, 2007)

Warwick Valley Telephone Company (NASDAQ: WWVY) announced on March 30, 2007 its financial results as of December 31, 2006. Kenneth H. Volz, Interim Chief Financial Officer, reported that Net Income for the twelve month period decreased 23% to $3,997 million from $5,170 million for the same period in 2005.

Operating revenues decreased 8% in 2006 as compared to the same period in 2005 due principally to a decrease in revenue from access lines and reduced network access.

Total operating expenses decreased 4% in 2006 as compared to the same period in 2005 primarily due to lower professional and consulting fees related to the Sarbanes-Oxley compliance process, lower trunk line costs for internet and long distance services and customer operation salaries and benefits as a result of decreased staffing.

Other income (expenses) decreased 10% in 2006 as compared to 2005 primarily due to decreased earnings from the Company’s investment in Orange County-Poughkeepsie Limited Partnership (“O-P”).

Earnings per share for the twelve month period were $0.74 in 2006 as compared to $0.96 for 2005.

The chart that follows provides additional information in summary form. Further information about the Company’s earnings and business operations can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the Securities and Exchange Commission on March 30, 2007.

Warwick Valley Telephone provides Local, Toll, Cellular, Internet, Video and other communications services in Southeastern New York and Northwestern New Jersey.

Warwick Valley Telephone Company
Financial Data
(Audited)

	For the Years Ended December 31,
(Dollars in thousands, except per share data)	2006	2005	Change

Income Statement Data

Operating Revenues	25,236	27,342	-8%

Plant Repair and Maintenance Expenses	5,388	4,911	10%

Depreciation, Testing and Other Expenses	8,938	9,213	-3%

Customer Service Expenses	4,164	4,460	-7%

Other Operating Expenses	10,540	11,705	-10%

Operating (Loss) Income	(3,794)	(2,947)	29%

Non-Operating Income and Expenses	9,831	10,903	-10%

Income Taxes	2,040	2,786	-27%

Net Income	3,997	5,170	-23%

Preferred Dividends	25	25	0%

Income Applicable to Common Stock	3,972	5,145	-23%

Basis & Diluted Earnings Per Share	0.74	0.96	-23%

CONTACT:
Warwick Valley Telephone Company
Kenneth H. Volz
(845) 986-8080